Exhibit 99.1

Aegerion Pharmaceuticals Appoints Gregory Perry as

Chief Financial Officer

Cambridge, MA, June 25, 2015 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases, announced the appointment of Gregory D. Perry as chief financial officer, effective July 6, 2015. Mr. Perry replaces David Aubuchon, interim chief financial officer, who will continue in his role as chief accounting officer of Aegerion.

Marc Beer, Chief Executive Officer of Aegerion said, “Greg brings strong financial acumen, global biotech operational expertise and leadership capabilities to Aegerion during an important time in the Company’s evolution. We look forward to his contributions as a member of the executive leadership team as we work on our strategic initiatives and continue to focus on our goals.”

Gregory Perry most recently served as chief financial officer of Eleven Biotherapeutics. Prior to joining Eleven Biotherapeutics, Mr. Perry served as the interim chief financial officer of InVivo Therapeutics. Prior to joining InVivo, he served as the executive vice president and chief financial officer of ImmunoGen. Before that, he was the chief financial officer of Elixir Pharmaceuticals. Mr. Perry also previously was senior vice president and chief financial officer of Transkaryotic Therapies. Mr. Perry serves on the board of directors of Ocata Therapeutics. He received a B.A. in Economics and Political Science from Amherst College.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative therapies for patients with debilitating rare diseases. For more information about the company, please visit www.aegerion.com.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Associate Director, Investor Relations

Amanda.murphy@aegerion.com

(857) 242-5024